Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

BBX Capital Corporation

of

Up to 6,486,486 Shares of its Class A Common Stock

(Including the Associated Preferred Share Purchase Rights)

at a Purchase Price of $9.25 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY APRIL 17, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

BBX Capital Corporation, a Florida corporation (the “Company,” “we,” “us” or “our”), is offering to purchase up to 6,486,486 shares of its Class A Common Stock, par value $0.01 per share (together with the associated preferred share purchase rights, “Class A Common Stock”), at a price of $9.25 per share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to shares of our Class A Common Stock.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $9.25 per share, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 6,486,486 shares pursuant to the Offer. See Section 1.

The Offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase. See Section 6.

Our Class A Common Stock is listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “BBX”. On March 13, 2018, the last full trading day before we announced our intention to commence the Offer, the closing price of our Class A Common Stock on the NYSE was $9.18 per share. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and you should consult with your broker, if any, and your own financial and tax advisors. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender. Our directors and executive officers hold approximately 15,388,858 shares of our Class A Common Stock, representing approximately 18.0% of the total number of outstanding shares of our Class A Common Stock, and approximately 17,181,419 shares of our Class B Common Stock. Together, such shares represent approximately 31.4% of our total outstanding common equity. While none of them have any binding commitment to do so, our executive officers who also serve as directors have indicated their intention to tender shares in the Offer, as described in further detail in Section 10. Our non-employee directors may also tender shares in the Offer in their discretion.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this documents. Any representation to the contrary is a criminal offense.

March 20, 2018

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your nominee and instruct your nominee to tender your shares for you;

●	if you hold certificates in your own name, properly complete and sign the Letter of Transmittal in accordance with its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare, the Depositary for the Offer (the “Depositary”), at the address of the Depositary appearing on the back cover of this Offer to Purchase; or

●	if you are an institution participating in The Depositary Trust Company, tender your shares in accordance with the procedure for book-entry transfer set forth in Section 3.

If you desire to tender shares and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer (the “Information Agent”), at its address and telephone number of the Information Agent set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. If you hold shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may also contact such institution for assistance.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that we may, in our sole discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction and the foregoing shall not impact the requirement to comply with Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both in their entirety before making a decision with respect to the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been made or authorized by us, the Information Agent or the Depositary.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		8
INTRODUCTION		9
THE TENDER OFFER		11
1.	Terms of the Tender Offer; Number of Shares; Proration.	11
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.	12
3.	Procedures for Tendering Shares.	15
4.	Withdrawal Rights.	20
5.	Purchase of Shares and Payment of Purchase Price.	21
6.	Conditions of the Tender Offer.	22
7.	Price Range of the Shares; Dividends; Prior Share Repurchases.	24
8.	Source and Amount of Funds.	26
9.	Certain Information Concerning the Company.	26
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	27
11.	Effects of the Tender Offer on the Market for Shares; Registration Under the Exchange Act.	32
12.	Legal Matters; Regulatory Approvals.	33
13.	Certain U.S. Federal Income Tax Consequences.	33
14.	Extension of the Tender Offer; Termination; Amendment.	36
15.	Fees and Expenses.	37
16.	Miscellaneous.	37

ii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read this Offer to Purchase and the related Letter of Transmittal in their entirety because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

BBX Capital Corporation is referred to herein as the “Company,” "we," "us" or "our." Our Class A Common Stock, par value $0.01 per share, together with the associated preferred share purchase rights attached thereto, is referred to herein as our “Class A Common Stock.” Unless the context otherwise requires, shares of our Class A Common Stock are referred to herein as the "shares."

Who is offering to purchase my shares?

The Company is offering to purchase up to 6,486,486 shares of its Class A Common Stock, par value $0.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $9.25 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How many shares is the Company offering to purchase in the Offer?

We will purchase up to 6,486,486 shares of our Class A Common Stock in the Offer, representing approximately 7.6% of the issued and outstanding shares of our Class A Common Stock and 6.3% of our total issued and outstanding equity, which includes 17,984,221 shares of our Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and collectively with our Class A Common Stock, “Common Stock”), issued and outstanding as of March 13, 2018. Our Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at any time in the holder’s discretion.

If less than 6,486,486 shares are properly tendered and not properly withdrawn, we will purchase all of such shares that are properly tendered and not properly withdrawn. If more than 6,486,486 shares are properly tendered and not properly withdrawn, we will purchase all of the shares properly tendered and not properly withdrawn on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares of Class A Common Stock (approximately 1,714,183 shares, based on 85,709,163 shares of our Class A Common Stock outstanding as of March 13, 2018), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1.

How will the Company pay for the shares?

If the Offer is fully subscribed and we pay for all 6,486,486 shares at the purchase price of $9.25 per share, we expect the aggregate purchase price for the shares in the Offer, together with all related fees and expenses, will be approximately $60.1 million. We expect that we will pay for shares tendered in the Offer and the related fees and expenses using available cash and cash equivalents. As of December 31, 2017, we had approximately $165.2 million in cash and cash equivalents available to us. The Offer is not subject to a financing condition.

1

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on Tuesday, April 17, 2018 at 5:00, New York City time, unless we extend it (such date and time, as it may be extended, the “Expiration Time”). If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer presents an appropriate balance between meeting our business, investment and liquidity needs and delivering value to our shareholders in an efficient manner, and that investing in our own shares is an attractive use of capital. In determining to approve the Offer, our Board of Directors considered a broad range of factors, including market conditions, our financial condition, business, operations, investments and prospects, our current and anticipated liquidity and capital needs, the current and historical market prices of our Class A Common Stock, and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally. Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders, including shareholders who have held the shares for an extended period of time and who purchased the shares at a price which is significantly less than the purchase price in the Offer, with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect.

The Offer provides our shareholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and generally without incurring broker’s fees or commissions and other transaction costs associated with open market sales. (However, if you own your shares through a commercial bank, broker, dealer, trust company or other nominee, and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so.) Offering liquidity to, and purchasing shares from, legacy shareholders who are seeking to sell their shares for a profit may eliminate the overhang of those shares to the extent they are purchased in the Offer. The purchase of the shares pursuant to the Offer also positions the Company to offer shares in the future without diluting earnings per share to new shareholders seeking to invest and hold shares in the Company. While the purchase of shares pursuant to the Offer may increase the relative ownership percentage of shareholders who continue to own their shares, we have filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) and anticipate that we may pursue an offering of equity or debt securities during 2018.

2

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including, without limitation:

•	no change in the general political, market, economic or financial conditions in the United States or abroad that we believe is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, a general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or the commencement or escalation of a war, armed hostilities, terrorism, or other national or international calamity directly or indirectly involving the United States, or any material acceleration or worsening of any of the foregoing, shall have occurred;

•	no decrease of more than 10% in the market price of our Class A Common Stock measured from the close of trading on March 13, 2018, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time, shall have occurred;

•	we shall not have determined that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act;

•	no legal action shall have been instituted, threatened or pending that challenges the Offer or otherwise could reasonably be expected to adversely affect the Offer or the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the shares;

•	no change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries that, in our reasonable judgment, does or is reasonably likely to (i) have a materially adverse effect on us and our subsidiaries, taken as a whole, or the value of the shares, or (ii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer shall have occurred;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, the terms of any financing facility to which we are a party;

•	no one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction; and

•	no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries' assets or securities.

The Offer is subject to a number of other conditions described in greater detail in Section 6. Each of these conditions is for our sole benefit and may be asserted or, unless prohibited under applicable law, waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. The Offer is not subject to a financing condition nor is it conditioned on a minimum number of shares being tendered.

3

Following the Offer, will the Company continue as a public company?

Yes. The Company has no current plan or intention to go private and the Offer is not intended to constitute the first step in a going private transaction. As described above, one of the conditions to our obligation to accept and pay for your tendered shares is that we shall not have determined that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. See Section 6.

The consummation of the Offer may decrease the Company’s “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), which might result in less liquidity and trading volume of the shares and could potentially result in an increase in price volatility. Shareholders may not be able to sell non-tendered shares in the future on the NYSE or otherwise at a net price higher than the purchase price in the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:

●	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have a deadline prior to the Expiration Time for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

●	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary.

●	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

If you desire to tender shares and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal. If you hold shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may also contact such institution for assistance.

4

Can holders of stock options, restricted stock awards, restricted stock units or shares of Class B Common Stock participate in the Offer?

The Offer is only for shares of Class A Common Stock and not for any stock options, restricted stock or shares of Class B Common Stock. If you hold vested but unexercised options to purchase shares of Class A Common Stock, you may exercise such options in accordance with the terms of the applicable equity plan and tender the shares received upon such exercise in accordance with the Offer. In addition, if you hold shares of our Class B Common Stock and wish to participate in the Offer, you may convert your shares of Class B Common Stock into shares of Class A Common Stock in accordance with the procedures for conversion set forth in our Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), and tender the shares of Class A Common Stock received upon such conversion in accordance with the Offer. You should note that stock option exercises and conversions of Class B Common Stock into Class A Common Stock cannot be revoked even if shares of Class A Common Stock received upon the exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. In addition, the Offer will not extend the expiration date of your stock options. Unvested restricted stock awards and restricted stock units may not be tendered in the Offer. See Section 3.

What happens if more than 6,486,486 shares are tendered?

If more than 6,486,486 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares from all shareholders who properly tender shares on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares). Such proration will apply to all shareholders without priority, including “odd lot” holders (e.g., shareholders who own, beneficially or of record, less than 100 shares and who properly tender all of those shares). Because of the proration provisions of the Offer, we may not purchase all of the shares that you tender. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, including any extension thereof. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 a.m., New York City time, on Tuesday, May 15, 2018. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a commercial bank, broker, dealer, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 10.

5

Do the directors and executive officers of the Company intend to tender any of their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of them have any binding commitment to do so and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, our executive officers who also serve as directors have indicated their intention to tender a total of 2,300,000 shares in the Offer. Those shares represent approximately 2.7% of the total number of outstanding shares of our Class A Common Stock and approximately 2.2% of our total outstanding common equity, which includes our Class A Common Stock and Class B Common Stock. Our non-employee directors may also tender shares in the Offer in their discretion. After completion of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future (whether under our currently effective shelf registration statement described in Section 2 or otherwise), at prices that may or may not be greater than the purchase price to be paid to our shareholders in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding Class A Common Stock and total equity, including our Class A Common Stock and Class B Common Stock as a whole, immediately following the consummation of the Offer. See Section 2, including the discussion in such section regarding our consideration of a potential offering of equity or debt securities.

What is a recent market price of my shares?

On March 13, 2018, the last trading day before we announced our intention to commence the Offer, the closing price of our Class A Common Stock on the NYSE was $9.18 per share. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We will pay the purchase price net to the seller, in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until approximately five business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult with your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange of your tendered shares or (2) a distribution from the Company in respect of your shares. See Section 13. We recommend that you consult with your own tax advisor with respect to the tax consequences to you of a tender of shares, based on your particular circumstances.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal, in which case such amount will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Section 5.

6

Is the Offer part of the Company’s share repurchase program? Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

During June 2017, our Board of Directors approved a share repurchase program which authorizes the repurchase of a total of up to 5,000,000 shares of our Class A Common Stock and Class B Common Stock at an aggregate cost of no more than $35.0 million. Such share repurchase program replaced our prior share repurchase program which was approved by our Board of Directors during September 2009. Our share repurchase program authorizes us, in management's discretion, to repurchase shares at such times and prices as determined by management based on market conditions and other factors considered by management. As of the date of this Offer to Purchase, 321,593 shares for an aggregate purchase price of $2,432,782 have been repurchased under our current share repurchase program. The purchase of shares in the Offer will not be under our share repurchase program and, accordingly, will not reduce the number of shares which we may purchase in the future under our share repurchase program. Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer, including any repurchases under our share repurchase program, may not be consummated until at least 10 business days after the Expiration Time.

Who should I contact if I have questions about the Offer?

If you have any questions regarding the Offer, please call Georgeson LLC, the Information Agent for the Offer, at (800) 248-7690. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

7

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated herein by reference, and the other documents we are delivering to you in connection with the Offer contain forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements.” For example, forward-looking statements include statements concerning projections, predictions, expectations, beliefs, estimates, plans, goals or forecasts, statements that describe our objectives, strategies or future operations, performance or market or economic conditions, and statements of assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the anticipated effects of the consummation of the Offer, including the impact of the Offer and the consummation of the Offer on us and our Class A Common Stock (including risks resulting from a decrease in the public float of our Class A Common Stock which may result in less liquidity and trading volume of our Class A Common Stock after the consummation of the Offer and could result in an increase in price volatility), whether the conditions to completing the Offer will be satisfied, and statements regarding our expectations or intentions regarding our future business and strategic plans, including that dividends may not be paid in the future in the amount or with the frequency currently expected or at all and that we regularly consider alternatives to enhance shareholder value and, in connection therewith, we may, following the Offer, pursue or take any of the actions listed under “Other Plans” in Section 2 of this Offer to Purchase, such as open market repurchases of our shares (subject to applicable law), subsidiary and other asset dispositions, issuances of equity or debt securities (whether under our currently effective shelf registration statement described in Section 2 or otherwise), and strategic acquisitions, investments or business combinations, in each case, whether taken at our parent company level or by a subsidiary, including, without limitation, Bluegreen Vacations Corporation (“Bluegreen”), our subsidiary which is engaged in the vacation ownership business and in which we hold a 90% interest; however, we may not take any or all of such actions and, with respect to any actions we may take, there can be no assurance as to the timing or terms thereof or the impact that such actions may have on us.

Forward-looking statements are based on our current beliefs as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects” or the negative of these terms or other similar words. Actual results could differ materially from those projected or assumed in the forward-looking statements as a result of a variety of risks, uncertainties and other factors, including, but not limited to, changes in economic, market and business conditions and the risks, uncertainties and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2017, including in the “Risk Factors” section thereof, or otherwise disclosed or incorporated by reference in our other filings with the SEC. These factors are not necessarily all of the factors that could affect the forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on future results or otherwise cause actual results to differ materially from those expressed in or contemplated by any of the forward-looking statements. All of the forward-looking statements are qualified by these cautionary statements. In addition, this Offer to Purchase includes or incorporates information regarding historical results, trends and other matters, and you should note that past performance may not be indicative of future results.

Each forward-looking statement speaks only as of the date it was made. We neither intend nor assume any obligation to update any forward-looking statements, including in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable law.

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INTRODUCTION

We invite our shareholders to tender shares of our Class A Common Stock for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 6,486,486 shares of our Class A Common Stock at a price of $9.25 per share, net to the seller in cash, less applicable tax withholding and without interest.

The Offer will expire at the Expiration Time, which will be 5:00 p.m., New York City time, on Tuesday, April 17, 2018, or such later date and time to which we may extend the Offer.

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

We reserve the right to purchase more than 6,486,486 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 14.

Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon the satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and you should consult with your broker, if any, and your own financial and tax advisors. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of them have any binding commitment to do so and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, our executive officers who also serve as directors have indicated their intention to tender a total of 2,300,000 shares in the Offer. Those shares represent approximately 2.7% of the total number of outstanding shares of our Class A Common Stock and approximately 2.2% of our total outstanding common equity, which includes our Class A Common Stock and Class B Common Stock. Our non-employee directors may also tender shares in the Offer in their discretion. See Section 10.

Section 13 of this Offer to Purchase describes certain material United States federal income tax consequences to a shareholder of a sale of shares pursuant to the Offer.

We will pay the fees and expenses of the Depositary and Georgeson LLC, the Information Agent for the Offer, incurred in connection with the Offer. See Section 15.

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As of March 13, 2018, there were 85,709,163 shares of our Class A Common Stock issued and outstanding. The 6,486,486 shares of Class A Common Stock that we are offering to purchase hereunder represent approximately 7.6% of the issued and outstanding shares of our Class A Common Stock and 6.3% of our total issued and outstanding common equity, which includes 17,984,221 shares of our Class B Common Stock issued and outstanding as of March 13, 2018. Our Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at any time in the holder’s discretion.

Our Class A Common Stock is listed and traded on the NYSE under the symbol “BBX”. On March 13, 2018, the last full trading day before we announced our intention to commence the Offer, the closing price of our Class A Common Stock on the NYSE was $9.18 per share. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

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THE TENDER OFFER

1.	Terms of the Tender Offer; Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase 6,486,486 shares of our Class A Common Stock, or if a lesser number of shares are properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn, at a price of $9.25 per share, net to the seller in cash, less any applicable tax withholding and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, April 17, 2018, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the total number of issued and outstanding shares of our Class A Common Stock (1,714,183 shares, based on 85,709,163 shares of our Class A Common Stock issued and outstanding as of March 13, 2018) without amending or extending the Offer. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration. The proration period and, except as described herein, withdrawal rights will expire at the Expiration Time.

If we:

●	increase or decrease the purchase price offered to be paid;

●	increase the number of shares being sought in the Offer by an amount exceeding 2% of the total number of issued and outstanding shares of our Class A Common Stock (an increase of more than 1,714,183 shares, based on 85,709,163 shares of our Class A Common Stock issued and outstanding as of March 13, 2018); or

●	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than 12:00 a.m., New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until at least 12:00 a.m., New York City time, on the tenth business day from, and including, the date on which notice was first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 a.m., New York City time, on such day.

The Offer is not conditioned on obtaining financing or on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 6.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price of $9.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 6,486,486 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price of $9.25 per share, net to the seller in cash, less any applicable tax withholding and without interest.

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Proration. Upon the terms and subject to the conditions of the Offer, if more than 6,486,486 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered and not properly withdrawn shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Such proration will apply to all shareholders without priority, including “odd lot” holders (e.g., shareholders who own, beneficially or of record, less than 100 shares and who properly tender all of those shares).  As a result, it is possible that, even if the Offer is completed, all of the shares that a shareholder tenders in the Offer may not be purchased.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders.

Shareholders can specify in the Letter of Transmittal the order in which they desire that shares registered in their name and tendered by them be purchased in the event that some but not all of the tendered shares are purchased pursuant to the offer. In the event a shareholder does not designate the order and fewer than all shares tendered are purchased, the order of shares purchased from such shareholder will be selected by the Depositary.

The preliminary results of any proration will be announced by press release promptly following the Expiration Time. However, because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. As described above, the Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list with respect to the shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.

Purpose of the Tender Offer. Our Board of Directors believes that the Offer is a prudent use of our financial resources, that the Offer presents an appropriate balance between meeting our business, investment and liquidity needs and delivering value to our shareholders in an efficient manner, and that investing in our own shares is an attractive use of capital.

In determining to approve the Offer, our Board of Directors considered a broad range of factors, including market conditions, our financial condition, business, operations, investments and prospects, our current and anticipated liquidity and capital needs, the current and historical market prices of our Class A Common Stock, and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally. Our Board of Directors also considered the fact that it is difficult for large shareholders seeking to sell their shares to do so without disrupting the market and that their interest in selling their shares acts as an overhang in the market. Our Board of Directors was aware that our executive officers currently intend to tender a significant number of shares in the Offer.

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Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders, including shareholders who have held the shares for an extended period of time and who purchased the shares at a price which is significantly less than the purchase price in the Offer, with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides such shareholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price or generally incurring broker’s fees or commissions and other transaction costs associated with open market sales. (However, if you own your shares through a commercial bank, broker, dealer, trust company or other nominee, and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so.) While the relative percentage ownership interests in the Company of shareholders who do not participate in the Offer will increase upon consummation of the Offer, as described in further detail below, we have filed a shelf registration statement on Form S-3 with the SEC and may pursue an offering of equity or debt securities in 2018 or thereafter to bring in new shareholders and increase the nonaffiliated float.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and you should consult with your broker, if any, and your own financial and tax advisors.

Certain Effects of the Offer. If you sell shares in the Offer, you will cease to have any ownership interest in the Company with respect to those shares and, accordingly, will no longer be entitled to any of the rewards of ownership of such shares, including those with respect to gains on any sale of our assets or subsidiaries, any dividends which may be paid by us in the future, and other rewards relating to our earnings, appreciation and growth, if any. (See also “—Other Plans” below). Likewise, if you sell your shares in the Offer, you will not bear any of the risks of ownership with respect to such shares, including those relating to our ongoing operations, our business and investment strategies, and the risks of any decrease in the value of the Company or the shares.

Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be shareholders of the Company with respect to the shares retained. As a result, those shareholders will, immediately following the Offer, realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company’s future earnings, appreciation and growth, if any, subject to the potential future issuance of additional equity and/or debt securities. Shareholders will also continue to bear the attendant risks associated with owning the shares, including those relating to our ongoing operations, our business and investment strategies, and the risks of any decrease in the value of the Company or the shares. In addition, our purchase of shares in the Offer will decrease the public float of the shares, which may result in less liquidity and trading volume of the shares and an increase in price volatility. Shareholders may not be able to sell non-tendered shares in the future on the NYSE or otherwise at a net price higher than the purchase price in the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares that we purchase pursuant to the Offer will be canceled and retired, will return to the status of authorized but unissued shares, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE) for, among other things, acquisitions, raising additional capital and share-based compensation under existing or future equity plans or other benefit or compensation programs.

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Our purchase of Shares pursuant to the Offer will reduce our “public float,” that is the number of shares owned by non-affiliated shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices, increased volatility and/or reduced liquidity in the trading market for our Class A Common Stock following completion of the Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender. Our directors and executive officers hold approximately 15,388,858 shares of Class A Common Stock, representing approximately 18.0% of the total number of outstanding shares of our Class A Common Stock, and approximately 17,181,419 shares of Class B Common Stock. Together such shares represent approximately 31.4% of our total outstanding common equity. See Section 10. Any of our directors and executive officers that do not tender their shares in the Offer will, immediately following the Offer, realize a proportionate increase in their relative equity interest in the Company. After completion of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares from time to time in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future (whether under our currently effective shelf registration statement described below or otherwise), at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

We may pursue in the future public offerings of our Class A Common Stock. We have filed with the SEC a shelf registration statement on Form S-3 registering our offer and sale of an indeterminate number of shares of our Class A Common Stock and preferred stock, an indeterminate principal amount of debt securities, an indeterminate number of warrants to purchase shares of our Class A Common Stock, preferred stock or debt securities, an indeterminate number of rights to purchase shares of our Class A Common Stock, preferred stock or debt securities, and an indeterminate number of units comprised of two or more of the above-described securities having an aggregate initial offering price of up to $200,000,000. In addition, the shelf registration statement registers a total of 4,000,000 shares of our Class A Common Stock that may be sold by certain selling shareholders, including certain of our directors and executive officers, from time to time. The shelf registration statement was declared effective by the SEC on July 19, 2017.

Shares of our Class A Common Stock are currently “margin securities” under the rules and regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Other Plans. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we do not currently have any plans or proposals and we are not currently engaged in any negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

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•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on our Board of Directors (except that our Board of Directors may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any of our current executive officers;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of our securities, or the disposition by any person of our securities, other than pursuant to exercise, vesting or settlement of options and other awards under equity incentive plans adopted or assumed by us; or

•	any changes in our Articles of Incorporation or Bylaws, as amended, or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we regularly consider alternatives intended to enhance shareholder value and from time to time there may be significant developments or transactions involving our securities or portfolio companies, including Bluegreen, our subsidiary which is engaged in the vacation ownership business and in which we hold a 90% interest. These alternatives may include sales by us of all or a portion of our holdings in our subsidiaries, asset or security dispositions by our subsidiaries, and public or private issuances of debt or equity securities and strategic acquisitions, investments or other business combinations, in each case, by us or our subsidiaries, including Bluegreen. In addition, we may from time to time in the future, based on factors considered by management at the time, pursue any of the other actions listed above, including, without limitation, that we may make open market repurchases of our shares, whether pursuant to our share repurchase program or otherwise (subject to applicable law), and we may cease making, or change the timing and amount of, dividend payments. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company will decide to undertake any such alternatives. However, nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of such events, subject to applicable law.

3.	Procedures for Tendering Shares.

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

●	a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

●	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

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If you desire to tender shares and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely your nominee has established an earlier deadline for you to act to instruct your nominee to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out your nominee’s applicable deadline. In addition, we urge shareholders who hold shares through brokers or commercial banks to consult the brokers or commercial banks to determine whether transaction costs are applicable if they tender shares through the brokers or commercial banks and not directly to the Depositary.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

●	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

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●	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Shareholders may contact the Information Agent or, if applicable, their broker, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Guaranteed Delivery. If you desire to tender shares and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, your tender may be effected if all of the following conditions are met:

●	your tender is made by or through an eligible institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

●	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of the Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

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Stock Options. Options to purchase shares cannot be tendered in the Offer. If you hold vested but unexercised stock options, you may exercise your stock options in accordance with the terms of the applicable equity plan, and tender the shares received upon such exercise in accordance with the Offer. Exercises of stock options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the time left to exercise their stock options, the tender price per share, the proration provisions described in Section 1 and such other considerations as they may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate. If you elect to exercise vested stock options and tender shares issued pursuant to such exercise, you must complete the exercise of such vested stock options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the shares in the Offer. We urge optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Holders of Class B Common Stock. While shares of Class B Common Stock are convertible on a share-for-share basis into shares of Class A Common Stock at any time in the holder’s discretion, shares of Class B Common Stock cannot be tendered in the Offer. If you hold shares of Class B Common Stock and desire to tender shares of Class A Common Stock receivable upon conversion of the Class B Common Stock, you may convert your shares of Class B Common Stock in accordance with conversion procedures set forth in our Articles of Incorporation, and tender the shares of Class A Common Stock received upon such conversion in accordance with the Offer. Conversions of Class B Common Stock cannot be revoked even if some or all of the shares of Class A Common Stock received upon conversion and tendered in the Offer are not purchased pursuant to the Offer for any reason. Holders of Class B Common Stock should evaluate the information included in this Offer to Purchase carefully to determine if they desire to convert such Class B Common Stock into Class A Common Stock and tender the shares received upon conversion based on such considerations as they deem relevant, including the voting right and other provisions of our Articles of Incorporation (pursuant to which our Class A Common Stock represents in the aggregate a fixed 22% of the general voting power of our Common Stock and our Class B Common Stock represents in the aggregate a fixed 78% of the general voting power of our Common Stock) and the proration provisions of the Offer described in Section 1. Please be advised that it is the shareholder’s responsibility to tender shares in the Offer to the extent such shareholder wants to participate. If you elect to convert your Class B Common Stock and tender shares of Class A Common Stock received upon such conversion, you must complete the conversion sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the shares of Class A Common Stock in the Offer.

Restricted Stock.    Holders of restricted stock awards and restricted stock units may not tender restricted shares in the Offer. Rather, the shares subject to restricted stock awards and restricted stock units may only be tendered if and then only to the extent such shares have vested prior to the Expiration Time, in which case such vested shares may be tendered as described above.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

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Tendering Shareholder’s Representations and Warranties; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute the tendering shareholder’s representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our interpretation is challenged by shareholders. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage shareholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase and the related Letter of Transmittal and consulted with your own financial and tax advisors, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

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U.S. Federal Backup Withholding Tax. Under U.S. federal income tax laws, the gross proceeds payable to a shareholder or other payee in the Offer may be subject to a “backup withholding tax” at the applicable statutory rate (currently 28%) and remitted to the Internal Revenue Service (the “IRS”), unless the shareholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption from backup withholding applies. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 13) should properly complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the shareholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. See Instruction 9 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular withholding tax on gross proceeds payable to such holder.

Shareholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they provide us with an IRS Form W-9 or applicable IRS Form W-8.

For a more complete discussion of certain U.S. federal income tax consequences to tendering shareholders, see Section 13.

Lost, Stolen or Destroyed Certificates. Shareholders whose certificates for part or all of their shares which they desire to tender have been lost, destroyed or stolen should contact the Shareholder Services department of American Stock Transfer & Trust Company, LLC (“AST”), the transfer agent for the shares, at (800) 937-5449, for instructions to obtain a replacement certificate. That replacement certificate will then be required to be timely submitted together with the Letter of Transmittal and all other required documents in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and other required documentation cannot be processed until the procedures for replacing lost, stolen or destroyed certificates, if applicable, have been completed.

4.	Withdrawal Rights.

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures described below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 a.m., New York City time, on Tuesday, May 15, 2018, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

●	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or by email to canoticeofguarantee@computershare.com; and

●	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

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If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures for tendering shares described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 6,486,486 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

●	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

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●	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

●	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or the termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

6.	Conditions of the Tender Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may, at any time, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the date of this Offer to Purchase and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	any change in the general political, market, economic or financial conditions in the United States or abroad that we believe is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

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•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities, terrorism, or other national or international calamity directly or indirectly involving the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	a decrease of more than 10% in the market price of our Class A Common Stock measured from the close of trading on March 13, 2018, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time;

•	we determine that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act;

•	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries that, in our reasonable judgment, does or is reasonably likely to (i) have a materially adverse effect on us and our subsidiaries, taken as a whole, or the value of the shares, or (ii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•	any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, has been threatened in writing, instituted, or is pending which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares under the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

•	a tender or exchange offer for any or all of the outstanding shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental agency or other regulatory or administrative authority, domestic or foreign, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, the terms of any financing facility to which we are a party; or

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), becomes effective and would, in our reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and, subject to applicable law, may be waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Time.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered.

7.	Price Range of the Shares; Dividends; Prior Share Repurchases.

Price Range of the Shares. Since July 13, 2017, our Class A Common Stock has been listed for trading on the NYSE under the ticker symbol “BBX.” Our Class A Common Stock was previously quoted on the OTC Markets. The following table sets forth, for each of the periods indicated, the high and low per share sales prices for our Class A Common Stock on the NYSE or the OTC Markets, as applicable.

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	High	Low
Year ended December 31, 2016
First quarter	$3.44	$2.50
Second quarter	3.10	2.51
Third quarter	3.95	2.73
Fourth quarter	5.04	3.65
Year ended December 31, 2017
First quarter	$7.00	$4.81
Second quarter	7.50	6.03
Third quarter	7.77	5.87
Fourth quarter	8.92	6.32

Year ending December 31, 2018
First quarter (through March 16, 2018)	$9.30	$7.93

On March 13, 2018, the last full trading day before we announced our intention to commence the Offer, the closing price of our Class A Common Stock on the NYSE was $9.18 per share. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares.

Dividends. Prior to the second quarter of 2016, we had never paid cash dividends on our Common Stock. During each of the second, third and fourth quarter of 2016, our Board of Directors declared a quarterly cash dividend on our Common Stock of $0.005 per share of Common Stock. During each quarter of 2017, our Board of Directors declared quarterly cash dividends of $0.0075 per share of Common Stock (an aggregate of $0.03 per share annually). During March 2018, our Board of Directors declared a quarterly cash dividend of $0.01 per share of Common Stock and indicated its intention to continue to declare regular quarterly dividends of $0.01 per share (an aggregate of $0.04 per share annually). However, there is no assurance that dividends will be paid when or in the amount expected, or at all. Future dividend payments will be subject to the discretion of our Board of Directors and depend upon various factors, including our results of operations, financial condition, prospects, available cash and capital requirements, the terms of any indebtedness that may be outstanding, economic conditions, and other factors deemed relevant by our Board of Directors. In addition, our ability to pay dividends is largely dependent on our receipt of dividends from Bluegreen. While Bluegreen, which is a separate publicly-traded company, has disclosed its intention to pay quarterly cash dividends on its common stock, the payment of dividends by Bluegreen, including the timing and amount thereof, will be at the discretion of Bluegreen’s Board of Directors, a majority of whom are independent under the listing standards of the NYSE, and will depend on many factors, including Bluegreen’s results of operations, financial condition, prospects, available cash and capital requirements, the terms of Bluegreen’s indebtedness (as described below), economic conditions, and other factors deemed relevant by Bluegreen’s Board of Directors. In addition, certain of Bluegreen’s credit facilities contain terms which may limit its payment of cash dividends (including net worth and fixed charge coverage requirements and debt-to-equity ratios), and Bluegreen’s future credit facilities may contain similar terms.

Prior Share Repurchases. During September 2009, our Board of Directors approved a share repurchase program which authorized us to repurchase up to 20,000,000 shares of our Class A Common Stock and Class B Common Stock at an aggregate cost of up to $10.0 million from time to time at management’s discretion based on market conditions and other factors. During April 2016, we repurchased 1,000,000 shares of our Class A Common Stock under such share repurchase program for approximately $3.0 million. In addition, during April 2017, we repurchased 1,000,000 shares of our Class A Common Stock under this share repurchase program for approximately $6.2 million.

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During June 2017, our Board of Directors approved a new share repurchase program which authorizes the repurchase of up to 5,000,000 shares of our Class A Common Stock and Class B Common Stock at an aggregate cost of up to $35.0 million. Such share repurchase program replaced our prior share repurchase program described above and, like the prior share repurchase program, authorizes us, in management's discretion, to repurchase shares at such times and prices as determined by management based on market conditions and other factors considered by management. As of the date of this Offer to Purchase, 321,593 shares have been repurchased under this share repurchase program for an aggregate purchase price of $2,432,782. The purchase of shares in this Offer will not be under our share repurchase program and, accordingly, will not reduce the number of shares which we may purchase in the future under our share repurchase program. Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer, including any repurchases under our share repurchase program, may not be consummated until at least 10 business days after the Expiration Time.

Unless otherwise determined by the Compensation Committee of our Board of Directors, upon request by a holder of restricted stock awards or restricted stock units under our equity-based compensation plans, we issue shares upon vesting of such restricted stock awards and restricted stock units net of the statutory withholding requirements that we pay on behalf of our employees. Although shares withheld are not issued, they are treated as share repurchases in our consolidated financial statements and reduce our additional paid-in-capital within total shareholders’ equity and are reflected as share repurchases on our consolidated statements of cash flows as they reduce the number of shares that would have been issued upon vesting. These shares do not count against the authorized capacity under our share repurchase program described above.

8.	Source and Amount of Funds.

If the Offer is fully subscribed and we pay for all 6,486,486 shares at the purchase price of $9.25 per share, we expect the aggregate purchase price for the shares in the Offer, together with all related fees and expenses, will be approximately $60.1 million. We expect that we will pay for shares tendered in the Offer and the related fees and expenses using available cash and cash equivalents. As of December 31, 2017, we had approximately $165.2 million in cash and cash equivalents available to us.

The Offer is not subject to a financing condition, but is subject to certain other conditions. See Section 6.

9.	Certain Information Concerning the Company.

The Company. BBX Capital is a diversified holding company whose activities include its 90% ownership of Bluegreen and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses. Our Class A Common Stock is listed on the NYSE under the ticker symbol “BBX.” Our Class B Common Stock is traded on the OTCQX under the ticker symbol “BBXTB.” During January 2017, we changed our name from BFC Financial Corporation to BBX Capital Corporation. We are a Florida corporation and our address is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

During December 2017, Bluegreen completed an initial public offering of its common stock. In connection with the initial public offering, Bluegreen sold 3,736,723 shares of its common stock and received net proceeds of approximately $47.2 million, and we sold 3,736,722 shares of Bluegreen’s common stock and received net proceeds of approximately $48.7 million. Bluegreen’s common stock is listed on the NYSE under the ticker symbol “BXG.” Prior to Bluegreen’s initial public offering, we owned 100% of Bluegreen.

Available Information. We are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, we are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, the remuneration of our directors and certain of our officers, including equity compensation granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

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Our reports, statements and other information that we file with the SEC, including the Schedule TO, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information about the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access our publicly filed, including the Schedule TO and the documents incorporated herein by reference, at the SEC’s website.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 9, 2018;

•	our Current Report on Form 8-K, filed with the SEC on March 14, 2018; and

•	our Current Report on Form 8-K, filed with the SEC on March 16, 2018.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by written or telephonic request to the Information Agent at its address or telephone number set forth on the back cover of this Offer to Purchase. In addition, you may request copies of these filings by written or telephonic request to BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Investor Relations, (954) 940-5300, or on our Internet website at www.bbxcapital.com, or from the SEC as described above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Offer to Purchase).

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Interests of Directors and Executive Officers. As of March 13, 2018, our directors and executive officers as a group (16 persons) beneficially owned an aggregate of 27,783,400 shares of our Class A Common Stock (including 12,367,196 unrestricted shares of our Class B Common Stock which are convertible into Class A Common Stock on a share-for-share basis at any time in the holder’s discretion), representing approximately 28.3% of the total number of outstanding shares of Class A Common Stock on a fully diluted basis.

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The shares beneficially owned by our directors and executive officers include 23,538,618 shares of our Class A Common Stock (including 10,237,422 unrestricted shares of our Class B Common Stock) beneficially owned by Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman. In addition, Mr. Alan Levan may be deemed to beneficially own an additional 1,595,112 shares of our Class B Common Stock which are subject to unvested restricted stock awards but as to which Mr. Alan Levan has voting power. Further, Mr. Alan Levan may be deemed to beneficially own an additional 10,564,961 shares of our Class B Common Stock by virtue of his voting power over those shares pursuant to the shareholder agreements described below. (See “—Shareholder Agreements” below). Together, the shares of our Class A Common Stock and Class B Common Stock beneficially owned by Mr. Alan Levan and Mr. Abdo represent approximately 77.4% of the total voting power of our Common Stock. Except under limited circumstances provided by Florida law and subject to certain additional separate class voting rights afforded to holders of our Class B Common Stock under our Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote together as a single group on matters presented to a vote of our shareholders, with all shares of our Class A Common Stock representing in the aggregate 22% of the total voting power of our Common Stock and all shares of our Class B Common Stock representing in the aggregate 78% of the total voting power of our Common Stock. Accordingly, Mr. Alan Levan and Mr. Abdo may be deemed to be our controlling shareholders and they have the voting power to approve, without the approval or consent of any other shareholder, the election of directors and any other matter requiring the affirmative vote of holders of our Class A Common Stock and Class B Common Stock, voting together as a single group. In addition, the shares of our Class B Common Stock beneficially owned by Mr. Alan Levan and Mr. Abdo represent approximately 94.8% of the total number of outstanding shares of our Class B Common Stock and, as a result, Mr. Alan Levan and Mr. Abdo have the voting power to approve, without the approval or consent of any other holder of our Class B Common Stock, any matter submitted to a separate class vote of the holders of our Class B Common Stock. Due to the voting rights and power of our Class A Common Stock and Class B Common Stock, Mr. Alan Levan and Mr. Abdo may dispose of shares of our Class A Common Stock in the Offer or otherwise without any significant impact to their overall voting power.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of them have any binding commitment to do so and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, the following executive officers and directors have indicated their intention to tender the following number of shares:

Name	Title	Number of Shares

Alan B. Levan	Chairman and Chief Executive Officer	1,000,000	(1)

John E. Abdo	Vice Chairman	500,000

Jarett S. Levan	President and Director	300,000

Seth M. Wise	Executive Vice President and Director	500,000

(1) These shares are held by Levan Partners LLC. Mr. Alan Levan is deemed to control these shares.

The total number of shares set forth in the table above represents approximately 2.7% of the total number of outstanding shares of our Class A Common Stock and approximately 2.2% of our total outstanding common equity. Our non-employee directors may also tender shares in the Offer in their discretion.

The percentage ownership of our outstanding Class A Common Stock and total common equity of our directors and executive officers (and any other shareholders) who do not tender shares in the Offer will proportionately increase as a percentage of our outstanding Class A Common Stock and total common equity immediately following the consummation of the Offer.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and our applicable policies and practices, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares from time to time in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future (whether under our currently effective shelf registration statement described in Section 2 or otherwise), at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

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The following table sets forth information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of the date of this Offer to Purchase by each of our directors and named executive officers, by all of our directors and executive officers as a group, and by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC with respect to each such person) more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock. Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of the shares. Except as described in footnote 1, the amount and percentage of shares beneficially owned by a person or group assumes that such person or group (and only such person or group) has exercised all options, and converted all convertible securities, that the person or group holds, if any, to the extent such options or convertible securities are exercisable or convertible within 60 days after the date of this Offer to Purchase. Except as otherwise indicated, we believe that each person identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the person.

		Class A	Class B	Percent of	Percent of
		Common	Common	Class A	Class B
Name of Beneficial Owner	Notes	Stock Ownership	Stock Ownership	Common Stock	Common Stock

Levan BFC Stock Partners LP	(1,2,4)	-	1,684,571	1.9%	9.4%
Levan Partners LLC	(1,2,4)	5,012,020	707,882	6.6%	3.9%
Alan B. Levan	(1,2,4,5,6,7,8)	8,677,082	17,048,139	21.4%	94.8%
John E. Abdo	(1,2,4,6)	4,624,114	7,069,169	11.0%	39.3%
Seth M. Wise	(1,2,8,9)	961,304	1,747,097	2.3%	9.7%
Jarett S. Levan	(1,2,7,8)	798,169	1,748,695	3.3%	19.4%
Raymond S. Lopez	(1,2)	8,010	112,990	*	*
Norman H. Becker	(2)	-	-	0.0%	0.0%
Steven M. Coldren	(2)	8,959	-	*	0.0%
Darwin Dornbush	(2)	82,487	-	*	0.0%
Willis N. Holcombe	(2,3)	13,873	-	*	0.0%
Oscar Holzmann	(1,2)	38,728	20,290	*	*
Alan J. Levy	(2)	51,783	-	*	0.0%
Joel Levy	(2)	61,558	-	*	0.0%
William Nicholson	(2)	60,173	-	*	0.0%
Anthony P. Segreto	(2)	-	-	0.0%	0.0%
Neil Sterling	(2)	-	-	0.0%	0.0%
Charlie C. Winningham II	(2,3)	29,965	-	*	0.0%
Dr. Herbert A. Wertheim	(1,10)	3,968,157	416,448	5.1%	2.3%
Trishield Special Situations Master Fund Ltd	(11)	4,427,130	-	5.2%	0.0%

All directors and executive officers as a group (16 persons)	(1,2,3,4,5,6,7,8,9)	15,416,204	17,181,419	28.3%	95.5%

*	Less than one percent of class.

(1)	Subject to certain exceptions in the case of shares of Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise as described below, unrestricted shares of Class B Common Stock are convertible on a share-for-share basis into shares of Class A Common Stock at any time at the beneficial owner’s discretion. The number of shares of Class B Common Stock held by each beneficial owner and convertible within 60 days into shares of Class A Common Stock is not separately included in the “Class A Common Stock Ownership” column, but is included for the purpose of calculating the percent of Class A Common Stock held by each beneficial owner. The Class B share holdings of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, Mr. Wise and Mr. Lopez include 1,595,112 shares, 1,719,813 shares, 703,731 shares, 703,731 shares and 91,836 shares, respectively, which are restricted shares that cannot be converted into shares of Class A Common Stock within 60 days but over which the applicable individual has voting power.

(2)	Mailing address is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

(3)	Includes 13,673 shares of Class A Common Stock that may be acquired by each of Mr. Holcombe and Mr. Winningham within 60 days pursuant to the exercise of stock options.

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(4)	We may be deemed to be controlled by Messrs. Alan Levan and Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of our Class A Common Stock and Class B Common Stock representing approximately 77.4% of the total voting power of our Common Stock.

(5)	Mr. Alan Levan’s beneficial holdings include the 5,012,020 shares of Class A Common Stock and 707,882 shares of Class B Common Stock owned by Levan Partners LLC and the 1,684,571 shares of Class B Common Stock owned by Levan BFC Stock Partners LP. Mr. Levan’s beneficial holdings also include 1,270,294 shares of Class A Common Stock and 133,314 shares of Class B Common Stock owned directly by Florida Partners Corporation, 11,440 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by his wife and 36,711 shares of Class A Common Stock held through trusts for the benefit of his children. In addition, Mr. Alan Levan’s beneficial holdings of Class B Common Stock include the shares of Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise, as described below.

(6)	As described in further detail under “Shareholder Agreements” below, Mr. Alan Levan and Mr. Abdo are parties to an agreement pursuant to which, among other things, Mr. Abdo has agreed to vote the shares of Class B Common Stock that he owns in the same manner as Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, as Mr. Jarett Levan) votes his shares of Class B Common Stock. As a result, the shares of Class B Common Stock beneficially owned by Mr. Abdo are included in Mr. Alan Levan’s beneficial holdings in the table.

(7)	As described in further detail under “Shareholder Agreements” below, Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which, among other things, Mr. Jarett Levan has agreed to vote the shares of Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of Class B Common Stock. As a result, the shares of Class B Common Stock beneficially owned by Mr. Jarett Levan are included in Mr. Alan Levan’s beneficial holdings in the table.

(8)	As described in further detail under “Shareholder Agreements” below, Mr. Jarett Levan and Mr. Wise are parties to an agreement pursuant to which, among other things, Mr. Wise has agreed to vote the shares of Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of Class B Common Stock are voted. As a result of this agreement and the above-described agreement between Mr. Alan Levan and Mr. Jarett Levan, the shares of Class B Common Stock beneficially owned by Mr. Wise are included in Mr. Alan Levan’s beneficial holdings in the table.

(9)	Mr. Wise’s holdings of Class A Common Stock include 247 shares held in his spouse’s IRA which he may be deemed to beneficially own.

(10)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicated that Dr. Wertheim had no intention to directly or indirectly manage or control the Company. Dr. Wertheim’s mailing address, as reported by him, is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(11)	Based on the Schedule 13G/A filed with the SEC on January 24, 2018, Trishield Special Situations Master Fund Ltd. and its affiliates have shared voting and dispositive power over all 4,427,130 shares of Class A Common Stock. The address of Trishield Special Situations Master Fund Ltd. and its affiliates, as disclosed in the Schedule 13G/A, is 1133 Broadway Suite 1126, New York, New York 10010.

Rights Agreement. On September 21, 2009, we entered into a rights agreement with AST, as rights agent. Under the terms and conditions of the rights agreement, a dividend of one preferred share purchase right was paid with respect to each outstanding share of our Class A Common Stock and Class B Common Stock. The rights agreement attempts to protect our ability to use available net operating losses to offset future taxable income by providing a deterrent to shareholders (subject to certain exceptions) from acquiring a 5% or greater ownership interest in our Class A Common Stock and Class B Common Stock without the prior approval of our Board of Directors. The preferred share purchase rights are, and until the occurrence of any such unapproved acquisition the preferred share purchase rights will be, evidenced by the certificates representing the associated shares of our Class A Common Stock or Class B Common Stock, as applicable, and may be transferred only with such shares. In the event of any such unapproved acquisition, then, after such acquisition and the expiration of a limited interim period, the purchase rights would become exercisable. If the purchase rights become exercisable, all holders of the rights, except the acquiring person or group and its or their affiliates and transferees, may, for $8.00 per right, purchase shares of our Class A Common Stock having a market value of $16.00 (or, at the option of our Board of Directors, the number of one-one hundredths of a share of our Series A Junior Participating Preferred Stock equal to the number of shares of our Class A Common Stock having a market value of $16.00). Prior to exercise, the preferred share purchase rights do not give their holders any dividend, voting or liquidation rights. The rights agreement was not adopted in response to any effort to acquire control of us. However, the rights agreement may have an anti-takeover effect and will be an impediment to a proposed takeover which is not approved by our Board of Directors. Our purchase of shares in the Offer will not trigger the operation of the rights agreement, including in the event that a shareholder becomes the holder of a 5% or greater ownership interest in our Class A Common Stock and Class B Common Stock as a result of a decrease in the outstanding shares of our Class A Common Stock resulting from our purchase of shares in the Offer. However, subject to the terms and conditions of the rights agreement, any person who becomes the holder of a 5% or greater ownership interest in our Class A Common Stock and Class B Common Stock as a result of the Offer would become an acquiring person under the rights agreement if such shareholder subsequently acquires any additional shares of our Class A Common Stock or Class B Common Stock. Our purchase of shares of Class A Common Stock in the Offer will include the purchase of the preferred share purchase rights attached thereto without additional consideration therefor.

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Shareholder Agreements. Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman, are parties to an agreement pursuant to which Mr. Abdo has agreed to vote the shares of our Class B Common Stock that he owns in the same manner as Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, as Jarett S. Levan, who is Mr. Alan Levan’s son and serves as our President and director) votes his shares of our Class B Common Stock. Mr. Abdo has also agreed, subject to certain exceptions, not to transfer certain of his shares of our Class B Common Stock and to obtain the consent of Mr. Alan Levan (or upon Mr. Alan Levan’s death, unless previously revoked, Mr. Jarett Levan) prior to the conversion of certain of his shares of our Class B Common Stock into shares of our Class A Common Stock. In addition, Mr. Alan Levan and Mr. Abdo have agreed to vote their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long they are willing and able to serve as directors.

Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which Mr. Jarett Levan has agreed to vote the shares of our Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of our Class B Common Stock. Mr. Jarett Levan has also agreed, subject to certain exceptions, not to transfer certain of his shares of our Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of certain of his shares of our Class B Common Stock into shares of our Class A Common Stock. In addition, Mr. Alan Levan and Mr. Jarett Levan have agreed to vote, or cause to be voted, their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long as they are willing and able to serve as directors.

Mr. Jarett Levan and Seth M. Wise, an Executive Vice President and director of the Company, are parties to an agreement pursuant to which Mr. Wise has agreed to vote the shares of our Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of our Class B Common Stock are voted. Mr. Wise has also agreed, subject to certain exceptions, not to transfer certain of his shares of our Class B Common Stock or convert such shares into shares of our Class A Common Stock, in each case, without first offering Mr. Jarett Levan the right to purchase the shares. In addition, Mr. Jarett Levan and Mr. Wise have agreed to vote, or cause to be voted, their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long as they are willing and able to serve as directors.

In addition to their shareholder agreement described above, Mr. Alan Levan (together with certain of his affiliated entities) and Mr. Jarett Levan are also parties to an agreement pursuant to which, in the event of Mr. Alan Levan’s death, Mr. Jarett Levan will have the option, exercisable during the time period specified in the agreement, to purchase at market value the shares of our Class B Common Stock held by the estate and affiliated entities of Mr. Alan Levan.

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Equity Compensation Plans. We have in place the BBX Capital Corporation 2014 Incentive Plan (as amended and restated, the “2014 Plan”), which was initially approved by our Board of Directors and shareholders during 2014 and was amended and restated upon the approval of our Board of Directors and shareholders during 2017. The 2014 Plan, which is administered by the Compensation Committee of our Board of Directors, currently permits for the granting of options to purchase, and restricted stock awards of, up to 500,000 shares of our Class A Common Stock and up to 9,500,000 shares of our Class B Common Stock, as well as performance-based cash awards. The Compensation Committee of our Board of Directors has the authority to select the people who will receive awards under the 2014 Plan, which may include, among other eligible individuals, any of our or our subsidiaries’ or other affiliate’s employees or directors, and the timing and terms (subject to the provisions of the 2014 Plan) of the awards. As of the date of this Offer to Purchase, (i) no options have been granted under the 2014 Plan, (ii) we have granted restricted stock awards of 482,224 shares of Class A Common Stock and 8,776,025 shares of Class B Common Stock under the 2014 Plan, (iii) restricted stock awards of 4,814,222 shares of Class B Common Stock granted under the 2014 Plan remain outstanding, and (iv) 17,776 shares of Class A Common Stock and 723,975 shares of Class B Common Stock remain available for issuance pursuant to awards which may be granted under the 2014 Plan; however, we currently anticipate submitting a proposal to our shareholders to approve an amendment to the 2014 Plan to increase the number of shares of Class B Common Stock available for issuance under the Plan by 1,500,000 shares.

In addition to the 2014 Plan, we also previously adopted or assumed other equity compensation plans (the “Prior Plans”) providing for the grant of options, restricted stock awards and restricted stock units. While we will not grant any additional awards under any of the Prior Plans, options to purchase a total of 27,346 shares of our Class A Common Stock and restricted stock units covering a total of 1,667,340 shares of our Class A Common Stock remain outstanding in accordance with their terms as of the date of this Offer to Purchase.

Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, except as described below, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Class A Common Stock in the past 60 days. On February 15, 2018, our director, Oscar Holzmann, sold 18,000 shares of our Class A Common Stock at prices ranging from $8.47 per share to $8.65 per share (an average price of $8.5753 per share) pursuant to a Rule 10b5-1 trading plan entered into by Mr. Holzmann during August 2017.

11.	Effects of the Tender Offer on the Market for Shares; Registration Under the Exchange Act.

The purchase of shares by us in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of our shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares pursuant to the Offer will cause the remaining outstanding shares to be delisted from the NYSE.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

As previously described, consummation of the Offer is subject to certain conditions, including, without limitation, that we may terminate the Offer if we determine that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. See Section 6.

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12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance of, or payment for, shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition. See Section 6 for a discussion of the conditions to consummation of the Offer.

13.	Certain U.S. Federal Income Tax Consequences.

General. The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could result in U.S. federal income tax consequences different from those described below.

This discussion deals only with U.S. Holders who hold their shares as capital assets for U.S. federal income tax purposes and does not address all tax consequences, including tax consequences that may be relevant to various specified categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who beneficially own, directly or indirectly, more than 5% of our securities, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the state, local or non-U.S. tax consequences of participating in the Offer, nor does it consider the effect of any alternative minimum taxes, the Medicare investment tax, or any U.S. federal tax laws other than those pertaining to income taxation. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

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This discussion is a summary for general information only and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer. We urge you to consult your tax advisor with respect to the particular U.S. federal, state and local or foreign tax consequences of the Offer to you.

Characterization of Sale of Shares Pursuant to the Offer. A sale of shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of the tendered shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The sale of shares pursuant to the Offer by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder does not own any of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder does not actually own any of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The sale of shares pursuant to the Offer by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the sale of shares pursuant to the Offer by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s sale of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

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U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares sold and the adjusted tax basis of such sold shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, any distribution treated as a dividend will generally constitute “qualified dividend income” and, as a result, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced long-term capital gain rates on the gross amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding whether a dividend-received deduction will be available to them and the application of Section 1059 of the Code to the ownership and disposition of their shares.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

It is possible that a U.S. Holder tendering shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives as a dividend for U.S. federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the shares.

Backup Withholding. U.S. Holders should see Section 3 for a discussion of the application of U.S. federal backup withholding.

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Non-Participation in the Offer. U.S. Holders that do not participate in the Offer should not incur any U.S. federal income tax liability in respect of holding such shares as a result of the Offer.

Non-U.S. Holders - Information Reporting and Backup Withholding.    The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) evidencing that such withholding is not required. A copy of IRS Form W-8BEN (or other applicable IRS Form W-8) can be obtained from the Depositary or at www.irs.gov. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld.

The preceding discussion is not tax advice. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension, such public announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform them of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, the Offer or information concerning the Offer.

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If we:

●	increase or decrease the purchase price offered to be paid;

●	increase the number of shares being sought in the Offer by an amount exceeding 2% of the total number of issued and outstanding shares of our Class A Common Stock (an increase of more than 1,714,183 shares, based on 85,709,163 shares of our Class A Common Stock issued and outstanding as of March 13, 2018); or

●	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than 12:00 a.m., New York City time, on the tenth business day (as defined in Section 1) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until no earlier than 12:00 a.m., New York City time, on the tenth business day from, and including, the date on which such notice was first published, sent or given.

15.	Fees and Expenses.

We have retained Georgeson to act as Information Agent and Computershare to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities and expenses under the federal securities laws.

We do not currently expect to pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. No broker, dealer, commercial bank, trust company or other nominee holder has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16.	Miscellaneous.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

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You should rely only on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been made or authorized by us, the Information Agent or the Depositary.

March 20, 2018

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The Letter of Transmittal, stock certificates representing shares being tendered and any other required documents should be sent or delivered by each tendering shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 248-7690